Exhibit 10.1

AGREEMENT OF TRANSACTION AND MUTUAL RELEASE

Between:	Malek Chamoun, domiciled at XXXXXXXXXX (hereinafter “Chamoun”)

And:	Sunshine Biopharma inc., having a place of business at 1565 Lionel-Boulet boulevard, Varennes, Québec, J3X 1P7

(hereinafter “Sunshine”)

And:	Nora Pharma inc., having a place of business at 1565 Lionel-Boulet boulevard, Varennes, Québec, J3X 1P7

(hereinafter “Nora”)

(hereinafter collectively, “Sunshine” and “Nora”, the “Corporations”)

(hereinafter collectively, the “Parties”)

WHEREAS Chamoun acted as President and Chief Executive Officer of Nora from its incorporation in 2017 until October 20, 2022, at which time he sold the totality of his shares in Nora to Sunshine pursuant to a Share Purchase Agreement dated October 20, 2022 (the “SPA”);

WHEREAS in connection with the transaction contemplated by the SPA, Chamoun resigned as director, officer and employee and executed a new Employment Agreement dated October 20, 2022 (the “Employment Agreement”) and acted as President of Nora until his employment was terminated on April 10, 2025;

WHEREAS on May 22, 2026, Chamoun sent a draft Originating Application (the “Application”) to the Corporations, claiming, notably, amounts allegedly owed under the SPA in connection with the loss in value of shares of Sunshine received as partial consideration thereunder, indemnities in connection with the termination of his employment, and moral and punitive damages for alleged harm to his reputation;

WHEREAS the Corporations dispute the allegations set out in the Application and deny any liability whatsoever toward Chamoun, and have several claims against Chamoun arising from or related to, directly or indirectly, his actions and conduct during his tenure as President of Nora, including, without limitation, in connection with certain licensing and supply agreements, commissions paid, and transactions and arrangements involving related parties, as more fully described in the letter from the Corporations’ attorneys to Chamoun’s attorneys dated June 19, 2026, the Excel spreadsheet attached thereto and the updated version of this Excel spreadsheet sent to Chamoun’s attorneys on July 7, 2026 (collectively, the “Cross-Claims”);

WHEREAS Chamoun disputes the Cross-Claims and denies any liability whatsoever toward the Corporations;

WHEREAS the Parties, wishing to avoid the delay, uncertainty, and expense of continued litigation, participated in a mediation held on July 8, 2026 (the “Mediation”) before the Honourable Brian Riordan;

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WHEREAS as a result of the Mediation, the Parties have agreed to fully and finally settle, compromise, and release any and all claims and disputes between them, raised or that could have been raised including, without limitation, those raised in the Application and the Cross-Claims (the “Dispute”), on the terms and conditions set out in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.	TERMS OF SETTLEMENT

1.1.	In full and final settlement of the Dispute, and all matters referred to herein, the Corporations shall pay to Chamoun the total amount of $1,500,000 CAD (the “Settlement Payment”), inclusive of all principal, interest, and indemnity of any nature whatsoever.

1.2.	The Settlement Payment shall be allocated as follows:

a)	$479,208 as payment of the earn-out amount due under Section 2.6 of the SPA, which will be paid by Sunshine;

b)	$752,782 as payment of the bonus for the period from January 1, 2024 to December 31, 2024, subject to applicable statutory source deductions, which will be paid by Nora;

c)	$219,561 as payment of the bonus for the period from January 1, 2025 to April 10, 2025, subject to applicable statutory source deductions, which will be paid by Nora;

d)	$25,634 as an indemnity in lieu of notice representing 2.25 months of Chamoun’s annual base salary of $136,591 for 2025, subject to applicable statutory source deductions, which will be paid by Nora; and

e)	$22,815 as reimbursement of expenses incurred by Chamoun prior to the termination of his employment which will be paid by Nora.

1.3.	Chamoun shall sell all common shares of Sunshine currently held by him (the "Shares") within thirty (30) days of the execution of the Agreement and provide the Corporations with written evidence of the sale.

1.4.	The Settlement Payment shall be paid by the Corporations to the trust account of Chamoun’s attorneys, within ten (10) days following receipt of the written evidence that Chamoun sold all of his Shares.

1.5.	Chamoun shall be solely responsible for any and all income taxes, source deductions, or other amounts payable as a result of the receipt of the Settlement Payment, and shall indemnify and hold the Corporations harmless from any and all tax claims, assessments, penalties, or interest raised by any taxing authority in connection therewith, other than in respect of source deductions required to be withheld by Nora at the time of payment.

1.6.	Each Party shall bear its own legal fees and disbursements incurred in connection with the Dispute, the Mediation, and the negotiation of this Agreement.

2.	NON-COMPETITION AND NON-SOLICITATION

2.1.	The Parties acknowledge that Chamoun is, as of the date hereof, bound by certain non-competition and non-solicitation covenants set out in the Employment Agreement and in a separate Non-Competition Agreement dated October 20, 2022 (the "Non-Compete Agreement").

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2.2.	In consideration of the settlement set out herein, effective as of the execution of the Agreement, Chamoun shall be fully and finally released and discharged from any and all non-competition and non-solicitation obligations set out in the Employment Agreement and the Non-Compete Agreement, and such obligations shall be terminated and have no further force or effect without any other formality or action notwithstanding what may be stipulated in the Employment Agreement and/or the Non-Compete Agreement.

2.3.	For greater certainty, this Section 2 does not affect Chamoun's confidentiality obligations, if any, under the Employment Agreement or the Non-Compete Agreement, which shall remain in full force and effect in accordance with their terms.

3.	RELEASE BY CHAMOUN AS EMPLOYEE

3.1.	As used in this Section 3, "Released Persons" means the Corporations, their predecessors, successors, parent and related corporations, affiliates, divisions and their present, past or future directors, officers, shareholders, managers, employees, representatives, trustees, beneficiaries, agents, contractors, insurers, and lawyers or legal representatives, financial advisors, accountants, both current and former.

3.2.	Chamoun, on behalf of himself and each of his executors, heirs, administrators, successors and assigns, hereby irrevocably and unconditionally releases and discharges the Released Persons from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, accounts, contracts and covenants (whether express or implied), claims and demands whatsoever of any kind or type, for losses, liabilities, damages, indemnity, costs, expenses, interest or injury of every nature and kind, including, without limiting the generality of the foregoing, relating to or arising out of his hiring or employment with Nora or any of its affiliates or his termination of employment and benefits, including without limitation, any recourse, claim, demand, cause of action or action, past, present or future, which Chamoun had, has, or may have under An Act Respecting Labour Standards, the Civil Code of Québec, An Act Respecting Occupational Health and Safety, An Act Respecting Industrial Accidents and Occupational Diseases, the Charter of Human Rights and Freedoms or any similar legislation or law, including without limitation, any claim for indebtedness, wages, vacation pay, notice, compensatory indemnity in lieu of notice, moneys advanced, fees, expenses, participation in profits or earnings, dividends, salary, bonuses, retirement or pension allowances, commissions, overtime, interests, moral or exemplary damages or any other form of compensation.

4.	MUTUAL RELEASE AND DISCHARGE

4.1.	As used in this Section 4:

a)	"Claims" means all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, accounts, contracts and covenants, claims and demands whatsoever of any kind or type, for losses, liabilities, damages, indemnity, costs, expenses, interest or injury of every nature and kind, arising out of or in any way connected with the Dispute;

b)	"Released Persons" means, as applicable, (i) in respect of the release granted by Chamoun, the Corporations, their predecessors, successors, parent and related corporations, affiliates, divisions, and their present, past, or future directors, officers, shareholders, managers, employees, representatives, trustees, agents, contractors, insurers, and lawyers or legal representatives, financial advisors, and accountants, both current and former; and (ii) in respect of the release granted by the Corporations, Chamoun and his heirs, executors, administrators, successors, representatives and assigns.

4.2.	In consideration of the Settlement Payment and the mutual covenants set out herein, Chamoun, for himself and his Released Persons, hereby irrevocably and unconditionally releases and discharges the Corporations and their Released Persons from any and all Claims which Chamoun has now, or may have in the future, against any such Released Person.

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4.3.	In consideration of the mutual covenants set out herein, the Corporations for themselves and their Released Persons, hereby irrevocably and unconditionally release and discharge Chamoun and his Released Persons from any and all Claims which the Corporations have now, or may have in the future, against Chamoun and any such Released Person.

4.4.	This release extends to all Claims of every nature and kind, known or unknown, suspected or unsuspected, which now exist, and each Party expressly waives any rights it may have to assert Claims which it does not know or suspect to exist at the time of executing this Agreement.

4.5.	Each Party agrees and undertakes not to institute, maintain, or voluntarily assist any person or entity in instituting or maintaining any action, proceeding, or complaint against the other Party or its Released Persons in connection with any Claim released in accordance herewith.

4.6.	Chamoun acknowledges that the Shares are publicly traded and that their value may fluctuate, and that neither the Corporations nor any Released Person has made any representation or given any warranty as to their value. Chamoun hereby irrevocably and unconditionally releases and discharges the Corporations and their Released Persons from any and all Claims relating to or arising out of the value of the Shares and renounces any recourses against the Corporations and their Released Persons in relation to such Shares.

4.7.	This release enures to the benefit of each of the Released Persons, and their respective successors, heirs, liquidators, administrators, legal representatives and assigns, and is binding upon the Parties and their respective successors, heirs, liquidators, administrators, legal representatives, and assigns.

5.	TRANSACTION

5.1.	The Parties acknowledge and agree that this Agreement constitutes a transaction within the meaning of Article 2631 of the Civil Code of Québec.

5.2.	The Parties acknowledge that they enter into this Agreement voluntarily, with full knowledge of its content and legal effect, in order to prevent future litigation and to terminate the Dispute.

6.	NO ADMISSION OF LIABILITY

6.1.	This Agreement, the negotiations leading thereto, and the Settlement Payment are made solely for the purpose of compromising disputed claims and avoiding the expense and inconvenience of litigation. Neither this Agreement nor anything contained herein shall be construed as, or shall constitute, an admission of liability, wrongdoing, or fault on the part of any Party, all such liability being expressly denied.

6.2.	This Agreement and all communications, offers, and information exchanged between the Parties or their counsel in connection with the Mediation and the negotiation of this Agreement are without prejudice and subject to settlement privilege, and shall not be used, referred to, produced, or admissible in any proceeding whatsoever, other than a proceeding to enforce the terms of this Agreement.

7.	CONFIDENTIALITY

7.1.	The Parties agree that the terms, and content of this Agreement, as well as the Mediation and settlement discussions, shall not be disclosed, published, or communicated, directly or indirectly, to any third party, except to each Party’s legal counsel, accountants, financial or tax advisors, on a need-to-know basis, provided such persons agree to maintain the confidentiality thereof and to the extent required by law, applicable securities regulation, stock exchange rule, or by order of a court or other competent authority, in which case the disclosing Party shall, to the extent legally permissible, provide prior written notice to the other Parties.

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8.	NON-DISPARAGEMENT

8.1.	Each Party agrees that it shall not, directly or indirectly, make, publish, or cause to be made or published, any statement, whether oral or written, including on social media, that disparages, defames, or is otherwise damaging to the reputation, business, or character of any other Party and, in the case of the Corporations, of their current and former directors, officers, employees, shareholders and beneficial owners, subject to each Party’s right to testify truthfully in any legal proceeding or to respond to any legal or regulatory obligation.

9.	REPRESENTATIONS AND WARRANTIES

9.1.	Each Party represents and warrants that it has full power, capacity, and authority to enter into this Agreement and to perform its obligations hereunder, and that this Agreement has been duly authorized, executed, and delivered by it.

9.2.	Each Party represents and warrants that it has not assigned, transferred, or purported to assign or transfer, to any person, any claim released pursuant to this Agreement.

9.3.	Each Party acknowledges that it has read this Agreement in its entirety, has had the opportunity to review it with, and to obtain the advice of, independent legal counsel of its choosing, fully understands its terms and consequences, and is entering into it voluntarily and without duress or undue influence.

9.4.	Chamoun represents and warrants to the Corporations that he has returned to Nora all property belonging to the Corporations, namely, all contracts, documents, records and confidential information. Chamoun further represents and warrants that he has permanently deleted and destroyed all confidential information of the Corporations in his possession, custody, or control and that he has not retained, and will not retain, any copies thereof in any form or on any medium, device, system, or storage platform whatsoever

10.	GOVERNING LAW AND JURISDICTION

10.1.	This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Quebec and the federal laws of Canada applicable therein, without regard to conflict of laws principles.

10.2.	The Parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Quebec, District of Montreal, for the purposes of any action or proceeding arising out of or relating to this Agreement.

11.	LANGUAGE

11.1.	The Parties acknowledge having expressly requested that this Agreement and all related documents be drafted in the English language. Les parties reconnaissent avoir expressément exigé que la présente convention et tous les documents s’y rattachant soient rédigés en langue anglaise.

12.	GENERAL PROVISIONS

12.1.	Interpretation. The recitals set out above form an integral part of this Agreement. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

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12.2.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior negotiations, representations, understandings, and agreements, whether written or oral, relating thereto.

12.3.	Amendments. No amendment, modification, or waiver of any provision of this Agreement shall be binding unless made in writing and signed by all Parties.

12.4.	Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, such provision shall be severed from the remainder of this Agreement, which shall continue in full force and effect.

12.5.	Counterparts. This Agreement may be executed in counterparts, including by electronic or PDF signature, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Signatures on next page

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IN WITNESS WHEREOF, the Parties have executed this Agreement:

Montreal, this 8th day of July, 2026

(s) Malek Chamoun

Malek Chamoun

Montreal, this 8th day of July, 2026

Sunshine Biopharma inc.

(s) Steve Slilaty

By: Steve Slilaty

Montreal, this 8th day of July, 2026

Nora Pharma inc.

(s) Steve Slilaty

By: Steve Slilaty

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